WINTHROP REALTY TRUST

AT THE COMPANY
Beverly Bergman
(617) 570-4614

   WINTHROP REALTY TRUST MAKES $17.6 MILLION PARTICIPATING FIRST MORTGAGE LOAN

      Boston, Massachusetts- June 21, 2007-Winthrop Realty Trust (NYSE:FUR) today announced that it has made a $17.6 million one year first mortgage bridge loan secured by the property located at 180 N. Michigan, Chicago, Illinois. The loan bears interest at 7.32% per annum, requires monthly payments of interest only and matures on June 20, 2008. In addition to the stated rate of return, Winthrop is entitled to additional interest of 50% of all capital proceeds after a return to the owner of $4.7 million plus 8.5% thereon. The loan was made in connection with Winthrop's existing relationship with Marc Realty LLC.

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      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT)
headquartered in Boston, Massachusetts. Additional information on Winthrop
Realty Trust is available on its Web site at www.winthropreit.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. These are detailed from time to time in the "Risk Factors" section of the Company's SEC reports. Further information relating to the Company's financial position, results of operations, and investor information is contained in our annual and quarterly reports filed with the SEC and available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.